EXHIBIT 14.1

Code of Business Conduct and Ethics for
Directors, Officers and Employees
of
Garmin Ltd.
and
Subsidiaries

A.     This Code contains specific corporate policies governing the conduct of the business of Garmin Ltd., and each of its subsidiaries (collectively, “Garmin” or “we”, “our” or “us”) and the ethical standards that each director and employee (collectively, “Associates” or “you” or “your”) of Garmin should adhere to while acting on behalf of Garmin. These policies were developed and are intended to be applied in good faith with reasonable business judgment to enable us to achieve our operating and financial goals within the framework of the law and the ethical standards described in this Code.

        We expect every Associate to comply in every respect with all applicable laws and regulations and to conduct Garmin’s business in a way that protects and promotes our valuable reputation.

        It is Garmin’s policy to prevent the occurrence of unethical or unlawful behavior. Violations of this Code may result in serious consequences for the violator, including termination of employment.

I. ADMINISTRATION OF THE CODE

        The Audit Committee of Garmin Ltd.‘s Board of Directors (the “Audit Committee”) is responsible for setting the standards contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to Garmin, the business practices within Garmin’s industry as well as Garmin’s own business practices, and the prevailing ethical standards of the communities in which Garmin operates.

        The Audit Committee has authorized the General Counsel of Garmin Ltd. to serve as the Ethics Officer of Garmin. The Ethics Officer reports to the Audit Committee and is initially responsible for providing interpretive guidance in applying these policies to specific situations and for generally overseeing implementation and enforcement of the policies set forth in this Code.

II. LEGAL COMPLIANCE

A.     Generally. It is the policy of Garmin to fully comply with, and to require its Associates to fully comply with, all laws, rules, regulations, orders, directives and judgments of governmental agencies or authorities, courts and administrative bodies (collectively referred to herein as “Law”) that are applicable to the business of Garmin. Each of you is required to become familiar with and comply with both the letter of, and the spirit of, all such Laws that are applicable to the business of Garmin and which govern your area of involvement with, and responsibility for, the business of Garmin. You are not authorized by Garmin to take any action, or to fail to take any action, which would constitute a violation of Law. Whenever you have any question or doubt as to the applicability or interpretation of any particular Law, or how to comply with any particular Law, you should contact the Ethics Officer for advice. If the Ethics Officer is not sure how to answer your question, he will contact Garmin’s outside legal counsel for guidance.

        It is not practically feasible to describe in this Code all the Laws that are applicable to the business of Garmin.

        Some of the more important legal obligations to which Garmin is fully committed to observing are to:

•	provide accurate, fair, timely and understandable disclosure, in all material respects, concerning Garmin and its business and financial performance in reports and documents that Garmin files with, or submits to, the SEC as well as in other public communications by Garmin, in each case in compliance with all applicable federal and state securities laws, Generally Accepted Accounting Principles (“GAAP”) and rules of the National Association of Securities Dealers (“NASD”);

•	prohibit trading in Garmin’s securities while in possession of material nonpublic information concerning Garmin, or making selective disclosure of such information, in violation of Garmin’s Insider Trading Policy for Employees or Garmin’s Insider Trading Policy for Officers, Directors and certain Employees;

•	promote a workplace that treats all Associates with dignity and respect, and that is free from discrimination or harassment based on race, color, religion, sex, national origin, age or other factors that violate applicable law or Garmin’s specific policy on workplace harassment;

•	maintain a safe and healthy work environment;

•	support fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	prohibit any illegal payments to any governmental officials or political party representatives of any country; and

•	comply with all applicable federal and state environmental laws.

        In the event that Garmin, or any Associate of Garmin, has violated any Law applicable to the business of Garmin, it is the policy of Garmin to give government investigators the full measure of assistance to which they are entitled, consistent with the safeguards which the Law has established for the benefit of persons under investigation. Therefore, if any government investigator or agency contacts an Associate and requests information or access to Garmin’s books, records or facilities, such Associate shall immediately inform Garmin’s General Counsel.

        The topics discussed in this Code may not cover every situation and are in addition to our other policies and programs, including those policies described in Garmin International, Inc.‘s Associate Handbook.

III. STANDARDS OF CONDUCT

        Unless affirmatively waived as provided in Section XVI below, each Associate shall observe the following standards of conduct:

A.	Associates shall exercise honesty, objectivity, and diligence and act ethically in the performance of their duties and responsibilities.

B.

Associates shall exhibit loyalty in all matters pertaining to the affairs of Garmin. However, Associates shall not knowingly be a party to any Fraud or other illegal or improper activity whether or not it is intended to benefit Garmin. The term “Fraud” for purposes of this Code includes, but is not limited to, embezzlement, criminal fraud, taking of property through deceit or artifice, misappropriation and other irregularities including such things as any dishonest act, forgery or alteration of negotiable instruments such as Company checks and drafts, misappropriation of Company or customer assets, conversion to personal use of cash, securities, supplies or any other Company asset, unauthorized handling or reporting of Company transactions, and falsification of Company records or financial statements for personal or other reasons. The above list is not all-inclusive but is intended to be representative of situations involving Fraud.

C.	Associates shall not knowingly engage in acts or activities which are detrimental to Garmin’s reputation or best interests.

D.

Associates shall refrain from entering into any activity that is in conflict with, or would reasonably appear to be in conflict with, the interest of Garmin or which would prejudice their ability to exercise independent judgment in carrying out their duties and responsibilities or devote undivided loyalty to Garmin. Such activities may include, without limitation, investments in suppliers, customers or competing companies (except insubstantial securities investments in publicly traded companies), outside employment which would affect working efficiency, and direct or indirect ownership of property or tangible items which may be sold or leased to Garmin. Such conflicts of interest are addressed more fully in Section IV below.

E.

Associates shall not accept anything of value from an employee, customer, supplier, or business associate of Garmin which would impair, or reasonably appear to impair, their independent judgment or ability to act solely in the best interest of Garmin.

F.

Associates shall be prudent in the use of information acquired in the course of their duties. They shall not use confidential information for any personal gain nor in any manner which would be contrary to law or detrimental to the best interests of Garmin.

G.	Associates, when reporting on the results of their work, shall reveal all material facts known to them which, if not revealed, could either distort reports of operations or conceal unlawful practices.

H.	Associates shall continually strive for improvement in the proficiency, effectiveness and quality of their service to Garmin.

I.

The integrity of Garmin’s accounting and financial records is based on the validity, accuracy and completeness of basic information supporting entries to Garmin’s books of account. All Associates involved in creating, processing or recording such information are held responsible for its integrity and are responsible for full, accurate, fair, timely and understandable disclosure in the periodic reports required to be filed by Garmin derived, directly or indirectly, from such records and information.

J.

Every accounting or financial entry should reflect exactly that which is described by the supporting information. Associates must not conceal information from Garmin’s Directors, Officers and independent auditors.

K.

Associates who become aware of a possible omission, falsification or inaccuracy of accounting or financial entries or basic data supporting such entries, shall report such information to the Chief Financial Officer, the Ethics Officer, or the Audit Committee. Associates may contact the Audit Committee for this purpose c/o President and CEO, DST Systems, Inc., 333 West 11th Street, Kansas City, MO 64105. Tel: (816) 435-8660.

L.

In dealing with public officials and private business associates, Garmin will utilize only ethical commercial practices. Garmin and its Associates will not seek to influence sales of its products or services (or other events impacting on Garmin) by payments of bribes, kickbacks or other questionable inducements. Payments or commitments (whether cast in the form of commissions, payment or fees for goods or services received, or otherwise) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid (directly or indirectly) to a public official or Associate to induce that individual to fail to perform his or her duties, to perform them in an incorrect manner, or to cause any privilege or favor toward Garmin or its business are strictly prohibited.

M.

While Garmin may hire individuals who have knowledge and experience in various technical areas, it is not Garmin’s intent to employ such persons as a means of gaining access to the trade secrets of others. New Associates will not be asked to divulge such trade secrets. Similarly, we require that Associates not make unauthorized disclosure of our trade secrets, either during their employment or thereafter.

IV.	CONFLICT OF INTEREST

A.

Appearance of Conflict. No Associate may engage in any activity, make any investment, or have any interest or association, that creates, or reasonably appears to create, a conflict between the personal interests of the Associate and the interests of Garmin, or otherwise interferes with the ability of the Associate to devote undivided loyalty to Garmin or exercise independent judgment in carrying out the Associate’s duties and responsibilities to Garmin. This requirement applies equally to business relationships as well as personal activities. Associates have a duty of undivided loyalty to Garmin to advance its legitimate best interests.

B.

Private Interests. You must avoid situations where your private interests, or the private interests of members of your family, conflict with the interests of Garmin. You should not have any business or financial relationship with customers, suppliers or competitors that could influence, or reasonably appear to influence, you in carrying out your responsibilities and duties to Garmin. You should also not acquire any interests or participate in any activities that would deprive Garmin of the time or attention required to perform your duties and responsibilities properly, or create a distraction that would affect your independent judgment or ability to act solely in Garmin’s best interest. Associates are required to handle ethically actual or apparent conflicts of interest between personal and professional relationships in accordance with this Code.

C.

Examples. It is not possible to describe in this Code all those activities, investments, or associations, that create, or appear to create, a conflict between the personal interests of an Associate and the interests of Garmin, or otherwise interfere with the ability of the Associate to exercise independent judgment in carrying out the Associate’s duties and responsibilities to Garmin. If there is any possibility that a particular activity, investment, or association could create, or reasonably appear to create, such a conflict of interest, or otherwise interfere with an Associate’s independent judgment, the Associate shall consult with the Ethics Officer to assess whether such a conflict of interest, or interference with independent judgment is created thereby. Examples of activities, investments, and associations that may require an Associate to consult with, and obtain the advance approval of the Ethics Officer, include, but are not limited to:

1.	making an investment in any supplier, customer, or competitor of Garmin (except for an insubstantial investment in the publicly traded securities of the same);

2.

acceptance by an Associate, or any person with whom the Associate has a familial or close personal relationship, of anything of value, including gifts and entertainment, from any supplier, customer, or other person with whom Garmin does business, which would impair, or reasonably appear to impair, their independent judgment or ability to act solely in Garmin’s best interest;

3.	employment, in any capacity, by any supplier, customer, accountant, or competitor of Garmin;

4.	direct or indirect ownership of property or intangible items which may be sold or leased to Garmin;

5.

any employment that would deprive Garmin of the time or attention required to perform an Associate’s duties and responsibilities properly, or create a distraction that would affect an Associate’s independent judgment or ability to act solely in Garmin’s best interest;

6.	engaging in any significant business transaction involving Garmin for personal profit or gain;

7.	serving as a director, officer, employee or agent of any competitor of Garmin;

8.	taking part in any activity that enhances or supports a competitor’s position; or

9.	engaging in any significant business transaction on behalf of Garmin with any person with whom the Associate has a familial or close personal relationship.

V.	CORPORATE OPPORTUNITY – CORPORATE ASSETS.

A.	Corporate Opportunities. It shall constitute a violation of this Code, and no Associate may:

1.	use Garmin property, information or his or her position in Garmin for his or her own personal gain or benefit;

2.

use Garmin property, information or his or her position in Garmin to learn of a business opportunity and either take such business opportunity for himself or herself or a member of his or her family, or disclose such business opportunity to any third party, without first having offered the business opportunity to the Board of Directors of Garmin with a majority of the independent and disinterested members of the Board of Directors declining to pursue such business opportunity; and

3.	compete with Garmin, except as authorized by the Audit Committee.

B.	Use and Protection of Corporate Assets. It shall constitute a violation of this Code, and no Associate may:

1.

Take, use or divert Garmin property, equipment or services for any purpose other than to advance the business purposes and best interests of Garmin. The unauthorized use or removal of property or equipment belonging to Garmin is theft and will be treated as such.

2.	Fail to maintain accurate and complete records regarding the disposition of Garmin property (other than supplies used in connection with the performance of such Associate’s duties), including cash.

VI.	ENTERTAINMENT, GIFTS AND PAYMENTS

        It is Garmin’s policy that, in the interest of avoiding even the appearance of impropriety, Associates may not furnish on behalf of Garmin expensive gifts or provide excessive entertainment or benefits to other persons. See also Sections III(E), IV(C)(2) and XII.

VII.	PROTECTING CONFIDENTIAL INFORMATION AND PRIVACY

A.

Generally. During the course of an Associate’s employment with Garmin, an Associate may obtain certain confidential information of Garmin, or the suppliers and customers of Garmin, not generally known to the public. Confidential information includes (1) information marked “Confidential,” “Proprietary,” “For Internal Use Only,” or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or financial projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists, (7) other nonpublic information that, if disclosed, might be of use to Garmin’s competitors, or harmful to Garmin or its suppliers, customers or other business partners, and (8) the personal financial or other sensitive private information of customers of Garmin (collectively, the “Confidential Information”). In many cases, Garmin receives such Confidential Information pursuant to a written agreement that sets forth the rights of Garmin and its Associates to use such information, and the duties of Garmin and its Associates to protect such information. Improper and unauthorized disclosure of Confidential Information may irreparably harm Garmin, its suppliers or its customers.

B.

Principles Regarding the Use and Protection of Confidential Information. Associates shall use and protect the Confidential Information of Garmin, and its suppliers and customers consistently with the following principles:

1.	Associates shall only use and disclose Confidential Information consistently with Law, any agreements to which Garmin is a party, and the best interests of Garmin.

2.	No Associate shall use or disclose Confidential Information for their own personal gain or the gain of their family members.

3.	The Confidential Information of Garmin may only be used and disclosed to advance the business interests of Garmin.

4.

Associates shall disclose Confidential Information to other Associates of Garmin only on a need to know basis and shall not disclose Confidential Information to any other person, except as required by Law, or as authorized by your supervisor or appropriate Officers of Garmin.

5.

To avoid inadvertent disclosure of Confidential Information, Associates shall not discuss Confidential Information with or in the presence of any unauthorized persons, including family members and friends.

6.

An Associate who leaves the employ of Garmin must return all Confidential Information in his or her possession or control to Garmin, and shall remain obligated to use and protect the Confidential Information of Garmin, and its suppliers and customers consistently with the principles set forth in this Code.

VIII.	FAIR DEALING

        Garmin is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Associates are expected to deal honestly and fairly with Garmin’s customers, suppliers, competitors and other third parties. To this end, Associates shall not:

•	make false or misleading statements to customers, suppliers or other third parties;

•	make false or misleading statements about competitors; or

•	otherwise take unfair advantage of Garmin’s customers or suppliers, or other third parties, through abuse of privileged information or any other unfair-dealing practice.

IX. SEC AND OTHER PUBLIC DISCLOSURE

        Garmin is dedicated to fully complying with the applicable federal and state securities laws, including reporting requirements, and to ensuring that information contained in its public communications and its publicly filed financial statements and periodic reports is accurate, complete, fair and understandable, in all material respects.

        Garmin’s books and records will reflect, in an accurate, complete, fair and timely manner, the transactions and dispositions of assets of Garmin. All funds and assets will be properly recorded and disclosed. Associates may not use the books and records to mislead those who receive them, or to conceal anything that is improper. Those responsible for the accounting and record-keeping functions must be vigilant in ensuring that Garmin’s funds or assets are not used for any unlawful or improper purpose. Associates are required to promote accurate, complete, fair, timely, and understandable disclosure, in all material respects, in the periodic reports required to be filed by us and in all public communications.

        Accordingly, Garmin is committed to providing an environment which is receptive to receiving and effectively dealing with complaints regarding its accounting, internal accounting controls, or auditing matters and maintaining the confidentiality of Associates who submit such concerns regarding questionable accounting or auditing matters.

X. IMPROPER INFLUENCE OVER AUDITORS

        Garmin recognizes the importance of preventing improper influence on the conduct of auditors. Accordingly, Garmin prohibits any Associate from taking any action, or failing to take any action, to fraudulently influence, coerce, manipulate, or mislead any of our auditors during their review or audit of our financial statements, and related books and records, for the purpose of rendering the financial statements false or materially misleading. Such conduct is prohibited even if it does not succeed in affecting the auditors’ review or audit. Improper influence would include, but is not limited to, directly or indirectly:

A.     offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services;

B.     providing an auditor with inaccurate or misleading accounting, financial or legal analysis, records or information;

C.     threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the proposed accounting;

D.     seeking to have a partner removed from the audit engagement because the partner objects to the proposed accounting;

E.     blackmailing; and

F.     making physical threats.

XI.     INTERNAL CONTROLS AND DISCLOSURE CONTROLS AND PROCEDURES

        Garmin shall maintain disclosure controls and procedures and internal controls for financial reporting which collectively ensure that the information required to be disclosed by Garmin in its periodic reports, current reports and proxy statements filed by Garmin under the Securities Exchange Act of 1934, as amended, is:

•	recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms; and

•	accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

        Associates must strictly comply with the disclosure controls and procedures and internal controls for financial reporting and must be vigilant in ensuring that Garmin’s funds or assets are not used for any unlawful or improper purpose. Associates may only enter into transactions which are executed in accordance with Garmin’s specific authorization or established formalized policies and procedures. Associates must not allow any transaction to be recorded in the accounts of Garmin unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated manager. Such approval requires the determination that the transaction:

•	has been authorized in accordance with Company policy, and

•	is supported by documentary evidence to verify the validity of the transaction.

        All transactions that have been accounted for in accordance with Company policy will be accumulated and processed in a manner which will permit preparation of financial statements, reports and data for purposes of internal, public and regulatory reporting. Such statements, reports and data must be in a form sufficient to reflect accurately and fairly the results of transactions entered into by Garmin and to permit proper accountability for assets.

XII. IMPROPER INFLUENCE OR PAYMENTS; POLITICAL CONTRIBUTIONS

        In dealing with public officials and private business associates, Garmin will utilize only ethical commercial practices. Improper influence over regulators, auditors, suppliers or customers through accepting or giving bribes, kickbacks or other payoffs and other questionable inducements is illegal, unethical and dishonest. Accordingly, Garmin prohibits Associates from using such schemes to influence its business activities or legal compliance responsibilities (or other events impacting on Garmin).

        Garmin strictly prohibits Associates from accepting or taking any kickbacks, bribes and other illegal payments.

        Without prior approval of the Ethics Officer, Associates may not directly or indirectly offer, solicit, provide or accept any kind of payments, commitments (whether cast in the form of commissions, payments, fees or goods or services received or otherwise) or contribution of a significant value (other than salary, wages or other ordinary compensation from Garmin) for the purpose of:

•	influencing customers, suppliers or governmental entities, including their officers or Associates to cause any privilege or favor toward Garmin or its business;

•	obtaining, giving or keeping business;

•	persuading any officials or employees of another company to fail to perform or improperly perform their duties; or

•	influencing legislation or regulations.

        Garmin policy does not prohibit expenditures by Associates for meals and entertainment of suppliers and customers which are ordinary and customary business expenses, if they are otherwise lawful. The lawful expenditures incurred in this way should be properly accounted for in an expense report. Associates may not use Company’s funds, goods or services as contributions for political parties, candidates or campaigns, unless previously authorized in writing by the Ethics Officer.

XIII.     RECORD RETENTION AND DESTRUCTION; GOVERNMENT INVESTIGATIONS.

A.     Generally. Garmin’s corporate records are important assets. Garmin is required by Law and its business needs to follow certain specific requirements in managing Company records, including certain requirements regarding the retention and destruction of certain records. Records include paper documents, CDs, computer hard disks, e-mail, floppy disks, microfiche, microfilm and all other media, and all other records Associates produce, whether in hard copy or electronic form, and informal records such as desk calendars and personal notes regarding company matters. Garmin and its Associates may be subject to certain civil and criminal penalties for failure to comply with these requirements. From time to time Garmin may establish retention or destruction policies and schedules for specific categories of records in order to ensure legal compliance, and also to accomplish other objectives, such as preserving intellectual property and cost management.

        Each Associate must fully comply with any such published records retention or destruction policies and schedules with the important exceptions described below. If an Associate has reason to believe, or Garmin informs an Associate (such as through a legal hold described in the next subsection), that Company records are relevant to pending or anticipated litigation or a governmental proceeding or investigation, then the Associate must preserve those records until Garmin’s General Counsel determines that the records are no longer needed. This exception to any record destruction policy supersedes any previously or subsequently established destruction schedule for those records. If an Associate has reason to believe that the exception to any record destruction policy may apply, or has any question regarding the possible applicability of such exception, the Associate should contact Garmin’s General Counsel.

B.     Legal Hold on Records. A legal hold suspends all record destruction policies and schedules in order to preserve appropriate records under special circumstances, such as pending litigation or government proceedings or investigations. Garmin’s General Counsel will determine and identify what types of Company records are required to be placed under a legal hold. Every Company Associate must comply with this policy. Garmin’s General Counsel will notify each Associate if a legal hold is placed on records for which that Associate is responsible. Such Associate must then preserve and protect the necessary records in accordance with instructions from Garmin’s General Counsel. RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES. A legal hold remains effective until it is officially released in writing by Garmin’s General Counsel. If an Associate is unsure whether a record has been placed under a legal hold, the Associate should preserve and protect that document and then contact Garmin’s General Counsel for advice.

XIV.     REPORTING VIOLATIONS OF THE CODE

A.     Obligation of Associates to Report Violations. Each Associate of Garmin shall conform his or her conduct with the requirements of this Code. Each Associate of Garmin is also required to assist the Ethics Officer and the Audit Committee in monitoring compliance with this Code by Garmin and fellow Associates. Whenever an Associate has information regarding any possible violation of this Code that has taken place, is taking place, or is anticipated to take place, the Associate shall promptly report that information consistently with this Code. Garmin prohibits retaliation against Associates who report violations of this Code in good faith.

B.     Procedures for Reporting Violations. Whenever an Associate has information regarding any possible violation of this Code, the Associate should first consider bringing such information to his or her immediate supervisor, the Chief Financial Officer or the Chief Executive Officer. Management is responsible for maintaining a workplace environment that encourages and solicits frank and open communication regarding compliance with this Code. However, if an Associate does not feel comfortable bringing such information to management, or if the possible violation of this Code involves the activities of management, the Associate may report the information to the Ethics Officer or the Audit Committee. The Audit Committee encourages Associates who report information to management, the Ethics Officer or the Audit Committee to identify themselves when making such a report in order to facilitate the investigation of the possible violations of this Code by the Ethics Officer, the Audit Committee or others as appropriate. The Ethics Officer and the Audit Committee will use every reasonable effort in order to protect the confidentiality of the identities of Associates reporting information to the Ethics Officer or the Audit Committee. However, an Associate may also report information directly and confidentially to the Audit Committee on an anonymous basis, by submitting the information to the Audit Committee in writing c/o President and CEO, DST Systems, Inc., 333 West 11th Street, Kansas City, MO 64105. Tel: (816) 435-8660.

C.     Cooperation With Investigations of Violations. Each Associate is obligated to fully cooperate with investigations of possible violations of this Code by management, the Ethics Officer or the Audit Committee. Any Associate who has information relevant to an investigation of possible violations of this Code must not discuss or disclose such information to any person not authorized by the Ethics Officer or the Audit Committee, except as may be required by law or for the purpose of obtaining legal advice.

XV.     EMPLOYMENT-AT-WILL

        Unless there is a specific and personal written employment agreement between Garmin, signed by an authorized officer and an Associate, the Associate is free to leave the employment of Garmin and Garmin may terminate the employment of the Associate at any time for any or no reason. Garmin’s policy is to be an employment-at-will employer. Nothing contained in this Code or in other publications of Garmin is intended by Garmin to be, nor shall it be construed as, an employment agreement or contract of employment.

XVI. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

        No provision of this Code may be waived for a member of Garmin’s Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any other Executive Officer, or any senior financial or accounting officer of Garmin, except upon the written approval of the Audit Committee. Any such waiver of any provision of this Code for categories of persons specified in SEC rulemaking under Section 406 of the Sarbanes-Oxley Act of 2002 or applicable NASD rules must be promptly publicly disclosed to Garmin’s shareholders.

        The provisions of this Code may be waived by the Ethics Officer for persons who are not Directors, Executive Officers, or senior financial or accounting officers.

XVII.     DISTRIBUTION AND DISSEMINATION

        At commencement of employment, and on a periodic basis thereafter, all Associates will be provided with a copy of this Code.

        This Code and any amendments or waivers thereto will also be disseminated by Garmin as and to the extent required by the applicable rules of the SEC and NASD.